Exhibit 10.1

THE SHYFT GROUP, INC.

EXECUTIVE SEVERANCE PLAN

TABLE OF CONTENTS

SECTION 1.	INTRODUCTION	1

1.1	Purpose.	1
1.2	Effective Date.	1

SECTION 2.	DEFINITIONS AND CONSTRUCTION	2

2.1	Definitions.	2
2.2	Number.	4
2.3	Section 409A	4

SECTION 3.	PARTICIPATION BY EXECUTIVES	5

3.1	Generally.	5

SECTION 4.	SEVERANCE BENEFITS	6

4.1	Cash Severance Benefits.	6
4.2	COBRA Benefits.	8
4.3	Equity Award Benefits.	9
4.3	Outplacement Services.	10

SECTION 5.	COVENANTS	11

5.1	Generally.	11
5.2	Noncompetition.	11
5.3	Interference with Business Relations.	12
5.4	Proprietary and Confidential Information.	13
5.5	Nondisparagement.	13
5.6	Operative Provisions.	13
5.7	Cooperation.	13
5.8	Claw-back.	14

SECTION 6.	RELEASE	15

6.1	Generally.	15
6.2	Time Limit for Providing Release.	15

SECTION 7.	NATURE OF EXECUTIVE’S INTEREST IN THE PLAN	16

7.1	No Right to Assets.	16
7.2	No Right to Transfer Interest.	16
7.3	No Employment Rights.	16
7.4	Withholding and Tax Liabilities.	16

i

SECTION 8.	ADMINISTRATION, INTERPRETATION, AND MODIFICATION OF PLAN	17

8.1	Plan Administrator.	17
8.2	Powers of the Administrator.	17
8.3	Finality of Committee Determinations.	17
8.4	Incapacity; Death After Termination.	17
8.5	Amendment, Suspension, and Termination.	18
8.6	Power to Delegate Authority.	18
8.7	Headings.	18
8.8	Severability.	18
8.9	Governing Law.	19
8.10	Complete Statement of Plan.	19
8.11	Successors and Assigns.	19

Exhibit A		20

Exhibit B		21

Exhibit C		22

Exhibit D		23

ii

SECTION 1.         INTRODUCTION

1.1.	Purpose.

The Plan is an unfunded employee welfare benefit and deferred compensation plan maintained primarily for the purpose of providing severance benefits to Executives in a select group of key management employees, which is exempt from most, but not all, provisions of ERISA under Sections 201(2), 301(a)(3), and 401(a) of ERISA and Sections 2520.104-23 and 2520.104-24 of Title 26 of the Code of Federal Regulations. The ERISA provisions applicable to the Plan are stated in Exhibit D.

1.2.	Effective Date.

The Plan was originally adopted July 26, 2017. This amendment and restatement of the Plan is effective August 4, 2022.

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SECTION 2.         DEFINITIONS AND CONSTRUCTION

2.1.	Definitions.

When used in capitalized form in the Plan, the following words and phrases have the following meanings, unless the context clearly indicates that a different meaning is intended:

(a)	“Administrative Committee” means The Shyft Group, Inc. Board of Directors Human Resources & Compensation Committee.

(b)

“Cause” means, as determined by the Administrative Committee in its discretion, fraud, embezzlement, a conviction of a felony, a material violation of the Company’s code of conduct, or a willful and continual failure on the part of an Executive, after notice, to substantially perform the Executive’s duties (other than failure resulting from the Executive’s incapacity due to physical or mental illness).

(c)	“CEO” means the Chief Executive Officer of the Company.

(d)	“Change in Control” means a Change in Control of the Company as defined in the Stock Plan.

(e)

“Change in Control Qualifying Termination” means the involuntary termination of the Executive’s employment by the Company without Cause (other than because of the Executive’s death or disability) or termination of the Executive’s employment by the Executive for Good Reason, in either case occurring during the period beginning on a Change in Control and ending 24 months after a Change in Control.

(f)	“COBRA” means continuation of Company-sponsored group health care benefits under Code Section 4980B.

(g)	“Code” means the Internal Revenue Code of 1986, as amended.

(h)

“Company” means The Shyft Group, Inc., and any successor to The Shyft Group, Inc. Employment with the Company includes employment with any corporation, partnership, or other organization that would, if applicable, be aggregated with the Company under sections 414(b) and (c) of the Code.

(i)

“Executive” means a common law employee of the Company, evidenced by the Company’s reporting of the individual’s remuneration on Form W-2, who is designated by the Administrative Committee as eligible to participate in the Plan.

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(j)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(k)	”Good Reason” means:

(1)

A material and permanent diminution in the Executive’s position, authority, duties or responsibilities (including the assignment of duties materially inconsistent with the Executive’s position or a material increase in the time the Executive is required by the Company to travel); or

(2)	A material reduction in the aggregate value of the Executive’s base salary and incentive opportunity provided to the Executive by the Company; or
(3)	A permanent reassignment of the Executive to a principal work site that is more than 40 miles from the Executive’s principal work site.

The Executive must notify the Administrative Committee of the Executive’s intention to terminate employment for Good Reason within 90 days after the Executive has knowledge, or would with reasonable due diligence have knowledge, of an event in (1), (2), or (3) above, and provide the Company 30 days to cure the event, or the Executive will not be considered to have terminated employment for Good Reason. The Executive may not claim to terminate employment for Good Reason if Cause exists at the time of the Executive’s termination.

(l)	“Plan” means The Shyft Group, Inc. Executive Severance Plan as set forth in this document.

(m)

“Qualifying Termination” means the involuntary termination of the Executive’s employment by the Company without Cause (other than because of the Executive’s death or disability) or termination of the Executive’s employment by the Executive for Good Reason, in either case before a Change in Control or more than 24 months after a Change in Control.

(n)	“Section” means a section, subsection, paragraph, or subparagraph of the Plan.

(o)	“Section 409A” means section 409A of the Code.

(p)	“Severance Benefits” means the benefits provided under Section 4.

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(q)	“Stock Plan” means the The Shyft Group, Inc. Stock Incentive Plan of 2016, any amendment and restatement of that plan, or any successor equity compensation plan adopted by the Company.

2.2.	Number.

Words used in the singular form in the Plan are intended to include the plural form, where appropriate, and vice versa.

2.3.	Section 409A

Payments under the Plan are intended to be exempt from, or in compliance with, Section 409A, and the Plan will be interpreted to achieve this result. If any payment under the Plan is determined to not be exempt from Section 409A and is payable to an Executive who was a “specified employee” (as defined in Section 409A) within six months after the termination of the Executive’s employment, the payment will be delayed until the earlier of:

(a)	The first Company payroll date that is more than six months after the date the Executive’s employment was terminated; or

(b)	The date of the Executive’s death.

For purposes of Section 409A, each payment to be made under the Plan is treated as a separate payment.

However, in no event is the Company responsible for any tax or penalty owed by an Executive with respect to the payments under this Plan.

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SECTION 3.         PARTICIPATION BY EXECUTIVES

3.1.	Generally.

An employee of the Company becomes eligible to participate in the Plan on the date on which the Administrative Committee designates the employee as an Executive.

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SECTION 4.         SEVERANCE BENEFITS

4.1.	Cash Severance Benefits.

An Executive who has a Qualifying Termination or a Change in Control Qualifying Termination is entitled to a Cash Severance Benefit in the amount described in Section 4.1(a), which is paid in the time and form specified in Section 4.1(b).

(a)	Amount. The Executive’s Cash Severance Benefit will include the Executive’s base salary and bonus award as follows—

(1)

Base Salary. The Executive’s Cash Severance Benefit includes the Executive’s base salary (at the rate in effect immediately prior to the Executive’s Qualifying Termination or Change in Control Qualifying Termination, or if greater, the rate in effect at any time within 180 days prior to the Executive’s Qualifying Termination or Change in Control Qualifying Termination) for the period specified in Exhibit A.

(2)	Bonus Award.

(A)

Qualifying Termination. If the threshold is satisfied for bonus eligibility under the Company’s annual cash incentive plan for the Company’s fiscal year in which the Qualifying Termination occurs, the Executive’s Cash Severance Benefit includes a pro-rata portion of the Executive’s target incentive under the Company’s annual cash incentive plan for the measurement period during which the Qualifying Termination occurs, which is equal to the Executive’s target incentive for the period multiplied by a fraction, the numerator of which is the number of complete calendar months that elapsed from the beginning of the incentive measurement period until the Executive’s Qualifying Termination, and the denominator of which is the total number of complete calendar months in the incentive measurement period.

(B)	Change in Control Qualifying Termination. The Executive’s Cash Severance Benefit includes:
i.

a pro-rata portion of the Executive’s target incentive under the Company’s annual cash incentive plan for the measurement period during which the Change in Control Qualifying Termination occurs, which is equal to the Executive’s target incentive for the period multiplied by a fraction, the numerator of which is the number of complete calendar months that elapsed from the beginning of the incentive measurement period until the Executive’s Change in Control Qualifying Termination, and the denominator of which is the total number of complete calendar months in the incentive measurement period; plus

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ii.

the percentage specified in Exhibit B of the Executive’s target incentive under the Company’s annual cash incentive plan for the measurement period during which the Change in Control Qualifying Termination occurs.

(b)	Time and Form of Payment. If an Executive is entitled to a Cash Severance Benefit, the Cash Severance Benefit will be paid as follows—

(1)	In General. Except as otherwise provided in paragraph (2) below:

(A)

the Executive’s total Cash Severance Benefit under Section 4.1(a)(1) and Section 4.1(a)(2)(B) will be paid in equal installments in the Company’s regular payroll cycle over the number of months applicable under Section 4.1(a)(1), except that payments otherwise to be made before the 60th day following the Executive’s Qualifying Termination date or Change in Control Qualifying Termination Date will be paid on the Company’s regular paydate following the 60th day following the Executive’s Qualifying Termination date or Change in Control Qualifying Termination date and continuing on the schedule for the duration of the payments.

(B)

The portion of the Executive’s Cash Severance Benefit payable under Section 4.1(a)(2)(A), if any, will be paid in a lump sum after the end of the calendar year in which the Qualifying Termination occurs, at the same time as the Executive’s annual cash incentive plan payment would have been paid if the Executive’s employment had not been terminated.

(2)	Time of Payment under Section 409A. To comply with Section 409A (or to be exempt, as the case may be) —

(A)

Any payment under the Plan that is subject to Section 409A and that is contingent on a termination of employment must, for purposes of this Plan, be contingent on a “separation from service” within the meaning of Section 409A.

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(B)

Notwithstanding anything to the contrary contained herein, if, upon separation from service, the Executive is a “specified employee” within the meaning of Section 409A, any payment under the Plan that is subject to Section 409A and would otherwise be paid within six months after the Executive’s separation from service will instead be paid on the Company’s first regular paydate in the seventh month following the Executive’s separation from service.

4.2.	COBRA Benefits.

If the Executive has a Qualifying Termination or a Change in Control Qualifying Termination and the Executive timely elects COBRA, the Company will reimburse the Executive for a portion of the Executive’s premiums for COBRA coverage until the earliest of:

(a)	The maximum permissible coverage period under COBRA;

(b)	The end of the applicable period specified on Exhibit C; or

(c)	The date on which the Executive becomes eligible to receive any health care benefits under any plan or program of another employer.

The Executive will be responsible for paying the COBRA premium; the Company will reimburse the portion of the Executive’s COBRA premium equal to the amount the Company pays for an active employee in the same or most closely comparable position held by the Executive at the time of the Executive’s Qualifying Termination or Change in Control Qualifying Termination.

Notwithstanding anything in this Section 4.2 to the contrary, the Company reserves the right to modify, amend, or terminate, at any time, any Company benefit plan to the extent permitted under the terms of the plan and applicable law.

If the Executive’s maximum COBRA continuation coverage period expires before the end of the applicable period on Exhibit C following the Executive’s Qualifying Termination or Change in Control Qualifying Termination and before the Executive has become eligible to receive any health care benefits under any plan or program of another employer, the Company will pay the Executive a monthly amount equal to the monthly reimbursement amount the Company would have paid to the Executive for the Executive’s COBRA premium under this Section 4.2. The monthly amount will be paid with the Executive’s Cash Severance Benefit under Section 4.1(b), and will continue until the earlier of:

(d)	The end of the applicable period on Exhibit C; or

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(e)	The date on which the Executive becomes eligible to receive any health care benefits under any plan or program of another employer.

The Company’s reimbursement under this Section 4.2 is limited to those benefits to which COBRA applies and does not include any enhanced benefits to which the Executive may have been entitled while employed, including, but not limited to, concierge medical and enhanced life insurance coverage.

4.3.	Equity Award Benefits.

If the Executive has a Qualifying Termination or a Change in Control Qualifying Termination and timely executes a release as provided in Section 6, the Executive’s awards, if any, under the Stock Plan will be treated as follows, subject to the terms of the Stock Plan:

(a)

Stock Options and Stock Appreciation Rights. Each of the Executive’s stock options and stock appreciation rights outstanding on the date of the Executive’s Qualifying Termination or Change in Control Qualifying Termination shall be vested and, unless otherwise provided in the applicable award agreement, be exercisable until the six month anniversary of the Executive’s Qualifying Termination or Change in Control Qualifying Termination (but no later than the earlier of the 10th anniversary of the date the award was granted or the expiration date of the award as specified in the award agreement).

(b)

Restricted Stock Awards. The restrictions shall lapse, and the award shall be fully vested, with respect to each of the Executive’s Restricted Stock Awards (as defined in the Stock Plan) outstanding on the date of the Executive’s Qualifying Termination or Change in Control Qualifying Termination.

(c)

Non-Performance-Based Restricted Stock Unit Awards. Each of the Executive’s Restricted Stock Unit Awards (as defined in the Stock Plan) that are not based on performance measures and that are outstanding on the date of the Executive’s Qualifying Termination or Change in Control Qualifying Termination shall vest on the date of the Executive’s Qualifying Termination or Change in Control Qualifying Termination.

(d)	Performance-Based Restricted Stock Unit Awards.
(1)

Qualifying Termination. A pro-rated portion of each of the Executive’s Restricted Stock Unit Awards (as defined in the Stock Plan) based on performance measures that are outstanding on the date of the Executive’s Qualifying Termination shall be calculated in the same manner and paid at the same time the award would have been paid if the Executive had not incurred a Qualifying Termination. The pro-rated portion shall equal the total amount that would have been paid absent the Executive’s Qualifying Termination (if any) multiplied by a fraction, the numerator of which is the total number of full calendar months during the performance period that ended on or before the Executive’s Qualifying Termination, and the denominator of which is the total number of full calendar months in the performance period.

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(2)

Change in Control Qualifying Termination. All of the Executive’s Restricted Stock Unit Awards (as defined in the Stock Plan) based on performance measures that are outstanding on the date of the Executive’s Change in Control Qualifying Termination shall be paid as if target performance had been achieved, with payment at the same time the award would have been paid if the Executive had not incurred a Change in Control Qualifying Termination (subject to any provision of the award agreement that applies on account of a Change in Control).

(e)

Award Agreement Required. An award agreement issued under the Stock Plan must be in place and effective for a given equity award in order for the Executive to receive any benefits pursuant to the equity award under this Section 4.3.

(f)

Nonduplication. Notwithstanding any other provision of the Plan, the Equity Award Benefits provided by this Section 4.3 shall be offset and reduced by any benefits under any award agreement issued under the Stock Plan or any term of the Stock Plan that would result in the duplication of a cash or equity amount payable to an Executive as a result of the Executive’s Qualifying Termination or Change in Control Qualifying Termination.

(g)

Section 409A. Notwithstanding anything to the contrary in this Section 4.3, if any provision of Section 4.3 would cause a violation of Section 409A, including if an accelerated vesting event creates deferred compensation subject to Section 409A that is not in compliance with Code Section 409A, any payment to the Executive will be modified to comply with Section 409A.

4.4.	Outplacement Services.

If the Executive has a Qualifying Termination or a Change in Control Qualifying Termination, the Company will provide the Executive with outplacement services through a vendor selected and engaged by the Company for 12 complete calendar months after the Executive’s Qualifying Termination or Change in Control Qualifying Termination.

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SECTION 5.         COVENANTS

5.1.	Generally.

As a condition of receiving benefits under the Plan, an Executive agrees to the covenants in Sections 5.2 through 5.7. Failure to comply with these covenants shall result in a loss of and recoupment of Severance Benefits as outlined in Section 5.8.

5.2.	Noncompetition.

During the period the Executive is receiving Cash Severance Benefits under Section 4.1(a)(1), the Executive will not compete with the Company in the Restricted Territory. For purposes of this Section 5.2, “competing with the Company” means:

(a)	Entering into or engaging in any business that competes with the Company’s Business;

(b)	Soliciting customers, business, patronage or orders for, or selling, any products or services in competition with, or for any business that competes with, the Company’s Business; or

(c)	Promoting or assisting, financially or otherwise, any person, firm, association, partnership, corporation, or other entity engaged in any business that competes with the Company’s Business.

For purposes of this Section 5.2, the “Company’s Business” means:

(d)	the manufacturing, assembly, sales, marketing, distribution, sourcing, servicing of, and engineering and design of:
(1)	fleet vehicles for the commercial vehicle market, including, but not limited to, truck bodies, walk-in vans, cargo van upfits, customized fleets, and vocation specific uplifts;
(2)	custom chassis for Class A diesel luxury motor coaches, and
(3)	light duty trucks and specialty vehicles for the commercial and defense markets, plus

(e)	any and all manufacturing, assembly, sales, marketing, distribution, sourcing, servicing of, and engineering and design of products or services:
(1)	of a substantially similar nature to those described above, or
(2)	that are any way within or related to the existing or contemplated scope of the Company’s then current business.

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For purposes of this Section 5.2, the “Restricted Territory” means:

(f)

the geographic area or areas within a 50-mile radius of any and all Company locations in, to, or for which the Executive worked, to which the Executive was assigned or had any responsibility (either direct or supervisory) at the time of the termination of the Executive’s employment with the Company and at any time during the two-year period before the termination of the Executive’s employment with the Company;

(g)	if in addition, the United States of America; and

(h)

all of the specific customer accounts, whether within or outside the geographic areas described in (f) and (g) with which the Executive had any contact or for which the Executive had any responsibility (either direct or supervisory) at the time of the termination of the Executive’s employment with the Company and at any time during the two-year period before the termination of the Executive’s employment with the Company.

A portion of the Severance Benefits are consideration for the Executive’s compliance with this Section 5.2 after the Executive’s Qualifying Termination or Change in Control Qualifying Termination. When necessary for calculations under Code Section 280G, the Administrative Committee will determine that portion of the Severance Benefits based on facts and circumstances at the time of the Executive’s Change in Control Qualifying Termination.

5.3.	Interference with Business Relations.

During the period the Executive is receiving Cash Severance Benefits under Section 4.1(a)(1), the Executive will not interfere with the Company’s business relationship. For purposes of this Section 5.3, “interfering with the Company’s business relationships” means:

(a)	Diverting, enticing, or otherwise taking away any customers, business, patronage or orders of the Company or attempting to do so;

(b)

Employing or soliciting, or receiving or accepting the performance of services by, any then-current employee of the Company or any former employee of the Company who was employed by the Company at any time within the 12-month period immediately before the employment, solicitation, receipt, or acceptance, except if the result of general, nontargeted recruitment efforts such as advertisements and job listings;

(c)	Directly or indirectly inducing any employee of the Company to leave the Company; or

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(d)	Assisting in any activity described in (a), (b), or (c).

5.4.	Proprietary and Confidential Information.

The Executive will at all times during and after the Executive’s employment remain subject to and comply with the Confidential Information provisions described in section 2 of the Confidentiality, Assignment, and Restrictive Covenant Agreement between the Company and the Executive.

5.5.	Nondisparagement.

The Executive will at no time during or after the Executive’s employment with the Company make any derogatory, misleading or otherwise negative statement about the actions, performance or behavior of the Company or its officers, directors, employees and agents.

5.6.	Operative Provisions.

The Executive will be in violation of this Section 5 if the Executive engages in any or all of the activities described in Sections 5.2, 5.3, 5.4, or 5.5 directly as an individual on the Executive’s own account, or indirectly as a partner, joint venture, employee, agent, salesperson, consultant, officer, or director, or in any combination of those capacities, of any first, association, partnership, corporation, or other entity, or as a stockholder of any corporation in which the Executive or the Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, 5% or more of the outstanding stock.

For purposes of this Section 5, the “Company” includes any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company for which the Executive worked or had responsibility at the time of the termination of the Executive’s employment and at any time during the two-year period before the termination of the Executive’s employment.

5.7.	Cooperation.

The Executive will cooperate with the Company in order to ensure an orderly transfer of the Executive’s duties and responsibilities. In addition, the Executive will at all times, both before and after termination of employment:

(a)

provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during the Executive’s employment, provided that such cooperation does not materially interfere with the Executive’s then current employment, and

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(b)

cooperate with the Company in executing and delivering documents requested by the Company, and taking any other actions, that are necessary or requested by the Company to assist the Company in patenting, copyrighting, or registering any programs, ideas, inventions, discoveries, patented or copyrighted material, or trademarks, and to vest title thereto in the Company.

5.8.	Claw-back.

If the Executive breaches any of the covenants set forth in this Section 5, the Company will have no further obligation to pay to the Executive any benefit under the Plan, and the Executive will be obligated to repay to the Company all benefits previously paid to, or on behalf of, the Executive under the Plan. All payments to the Executive under the Plan are subject to recovery by the Company under the Company’s Clawback Policy, as in effect before, on, or after the date of the Executive’s Qualifying Termination or Change in Control Qualifying Termination, which is incorporated into the Plan by this reference. The Executive agrees that the Executive will pay all of the Company’s costs and all attorney fees incurred for having to enforce the provisions of this Section 5.

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SECTION 6.         RELEASE

6.1.	Generally.

An Executive will not be entitled to any Severance Benefits under this Plan unless the Executive executes and does not subsequently revoke a release satisfactory to the Company releasing the Company, its affiliates, subsidiaries, shareholders, directors, officers, employees, representatives, and agents and their successors and assigns (“Released Parties”) from any and all employment-related claims the Executive or the Executive’s successors and beneficiaries might then have against the Released Parties (excluding any claims the Executive might then have under this Plan or any employee benefit plan sponsored by the Company). The release will be in a form acceptable to the Company and have a revocation period of no more than 7 days unless otherwise required by law.

A portion of the Severance Benefits are consideration for the release the Executive is required to provide under this Section 6.1. When necessary for calculations under Code Section 280G, the Administrative Committee will determine that portion of the Severance Benefits based on facts and circumstances at the time of the Executive’s Change in Control Qualifying Termination.

6.2.	Time Limit for Providing Release.

An Executive will execute and submit the release to the Company within 30 days after the date of the Executive’s Qualifying Termination or Change in Control Qualifying Termination. However, if the Executive has a Qualifying Termination or Change in Control Qualifying Termination in connection with an exit incentive or other employment termination program offered to a group or class of employees, the Executive will have 45 days after the date of the Executive’s Qualifying Termination or Change in Control Qualifying Termination to execute and submit the release to the Company.

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SECTION 7.         NATURE OF EXECUTIVE’S INTEREST IN THE PLAN         ’

7.1.	No Right to Assets.

Participation in the Plan does not create any right or lien in or against any asset of the Company in favor of any Executive. Nothing contained in the Plan, and no action taken under its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and an Executive or any other person. The Company’s promise to pay benefits under the Plan will at all times remain unfunded as to each Executive, whose rights under the Plan are limited to those of a general and unsecured creditor of the Company.

7.2.	No Right to Transfer Interest.

Rights to benefits payable under the Plan are generally not subject in any manner to alienation, sale, transfer, assignment, pledge, or encumbrance. However, the Administrative Committee may, in its discretion, recognize the right of an alternate payee named in a domestic relations order to receive all or part of an Executive’s benefits under the Plan, but only if such procedure is compliant with applicable law and does not result in any compliance issue related to this Plan.

7.3.	No Employment Rights.

No provisions of the Plan and no action taken by the Company or the Administrative Committee will give any person any right to be retained in the employ of the Company, and the Company specifically reserves the right and power to dismiss or discharge any Executive for any reason or no reason and at any time.

7.4.	Withholding and Tax Liabilities.

The amount of any withholdings required to be made by any government or government agency will be deducted from benefits paid under the Plan to the extent deemed necessary by the Administrative Committee. In addition, the Executive will bear the cost of any taxes not withheld on benefits provided under the Plan, regardless of whether withholding is required.

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SECTION 8.         ADMINISTRATION, INTERPRETATION, AND MODIFICATION OF PLAN

8.1.	Plan Administrator.

The Administrative Committee will administer the Plan.

8.2.	Powers of the Administrator.

The Administrative Committee powers include, but are not limited to:

(a)	the power to adopt rules consistent with the Plan;

(b)	the power to decide all questions relating to the interpretation of the terms and provisions of the Plan;

(c)	the power to decide all claims and appeals of claim denials brought under the procedures in Exhibit D; and

(d)

the power to resolve all other questions arising under the Plan (including, without limitation, the power to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision).

The Administrative Committee has full discretionary authority to exercise each of the foregoing powers.

8.3.	Finality of Committee Determinations.

Determinations by the Administrative Committee and any interpretation, rule, or decision adopted by the Administrative Committee under the Plan or in carrying out or administering the Plan will be final and binding for all purposes and upon all interested persons, their heirs, and their personal representatives, and will be given the most deference permitted by law including case law.

8.4.	Incapacity; Death After Termination.

If the Administrative Committee determines that any Executive entitled to benefits under the Plan is unable to care for the Executive’s affairs because of illness or accident, any payment due (unless a duly qualified guardian or other legal representative has been appointed) may be paid for the benefit of the Executive to the Executive’s spouse, parent, brother, sister, or other party deemed by the Administrative Committee to have incurred expenses for the Executive. If an Executive dies after having a Qualifying Termination or Change in Control Qualifying Termination, any payment of the Executive’s Severance Benefits remaining due to the Executive will be paid to the Executive’s estate at the time the payment would otherwise be paid to the Executive but no later than 90 days after the Executive’s death.

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8.5.	Amendment, Suspension, and Termination.

The Administrative Committee has the right by written resolution to amend, suspend, or terminate the Plan at any time. However, no amendment, suspension, or termination that reduces the benefits to which an Executive is or may be entitled under the Plan will apply to an employee who is an Executive as of the date the written resolution is adopted without the Executive’s express written consent if the amendment, suspension, or termination becomes effective:

(a)	earlier than 12 months after the Administrative Committee provides the Executive with written notice of the amendment, suspension or termination; or

(b)	within the two-year period following a Change in Control.

Notwithstanding the foregoing, the Administrative Committee may amend the Plan at any time to comply with Section 409A.

8.6.	Power to Delegate Authority.

The Administrative Committee may, in its sole discretion, delegate in writing to any person or persons all or part of its authority and responsibility under the Plan, including, without limitation, the authority to amend the Plan. If the power to amend the Plan is delegated under this Section 8.6, for purposes of Section 8.5 the determination of Executive status is made as of the date the delegate adopts the amendment and the 12-month notice period under Section 8.5(a) begins when the delegate adopts the amendment.

8.7.	Headings.

The headings used in this document are for convenience of reference only and may not be given any weight in interpreting any provision of the Plan.

8.8.	Severability.

If an arbitrator or court of competent jurisdiction determines that any term, provision, or portion of this Plan is void, illegal, or unenforceable, the other terms, provisions, and portions of this Plan will remain in full force and effect. The terms, provisions, and portions that are determined to be void, illegal, or unenforceable will either be limited so that they will remain in effect to the extent permissible by law, or the arbitrator or court will substitute, to the extent enforceable, similar provisions or other provisions, so as to provide to the Company, to the fullest extent permitted by applicable law, the benefits intended by this Plan.

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Executive Severance Plan

8.9.	Governing Law.

The Plan will be construed, administered, and regulated in accordance with the laws of Michigan (excluding any conflicts or choice of law rule or principle), except to the extent that those laws are preempted by federal law.

8.10.	Complete Statement of Plan.

This Plan contains a complete statement of its terms. The Plan may be amended, suspended, or terminated only in writing and then only as provided in Section 8.5 or 8.6. An Executive’s right to any benefit of a type provided under the Plan will be determined solely in accordance with the terms of the Plan. No other evidence, whether written or oral, will be taken into account in interpreting the provisions of the Plan. Notwithstanding the preceding provisions of this Section 8.10, for purposes of determining an Executive’s benefits, this Plan will be deemed to include the provisions of any other written agreement between the Company and the Executive to the extent this Plan explicitly incorporates the other written agreement or the other written agreement explicitly provides for the incorporation of some or all of its terms into this Plan.

8.11	Successors and Assigns.

In the event of a Change of Control, the Plan shall be binding on successors to the Company.

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Executive Severance Plan

The Shyft Group, Inc.

Executive Severance Plan

Exhibit A

Base Salary Continuation Periods Under Section 4.1(a)(1)

Executive Classification	Type of Termination	Continuation Period
CEO as of Termination	Qualifying Termination	18 months
CEO as of Termination	Change in Control Qualifying Termination	36 months
Other Than CEO as of Termination	Qualifying Termination	12 months
Other Than CEO as of Termination	Change in Control Qualifying Termination	24 months

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Executive Severance Plan

The Shyft Group, Inc.

Executive Severance Plan

Exhibit B

Percentage of Target Incentive for Additional Bonus Award Amount Under Section 4.1(a)(2)(B)

Executive Classification	Type of Termination	Percentage of Target Incentive
CEO as of Termination	Change in Control Qualifying Termination	300%
Other Than CEO as of Termination	Change in Control Qualifying Termination	200%

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Executive Severance Plan

The Shyft Group, Inc.

Executive Severance Plan

Exhibit C

COBRA Premium Reimbursement Period Under Section 4.2

Executive Classification	Type of Termination	COBRA Reimbursement Period
CEO as of Termination	Qualifying Termination	18 months
CEO as of Termination	Change in Control Qualifying Termination	36 months
Other Than CEO as of Termination	Qualifying Termination	12 months
Other Than CEO as of Termination	Change in Control Qualifying Termination	24 months

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Executive Severance Plan

The Shyft Group, Inc.

Executive Severance Plan

Exhibit D

ERISA Provisions

D(1)	Application of Claims and Appeals Procedures.

(a)

The provisions of this Exhibit D apply to any claim for a benefit under the Plan, regardless of the basis asserted for the claim and regardless of when the act or omission upon which the claim is based occurred.

(b)

No claim for non-payment or underpayment of benefits allegedly owed under the Plan may be filed in court until the claimant has exhausted the claims review procedures in this Exhibit D. Any claim must be filed in court not more than 180 days after the claimant receives the written notice of the decision on the claimant’s appeal required by Section D(3)(e).

D(2)	Initial Claims.

(a)

Any claim for benefits will be in writing (which may be electronic if permitted by the Administrative Committee) and will be delivered to a claims administrator designated in writing by the Administrative Committee not later than 180 days after the claimant knows, or should know with reasonable diligence, of the existence of the claim.

(b)

Each claim for benefits will be decided by the claims administrator or the Administrative Committee (as determined by the Administrative Committee) within a reasonable period of time, but not later than 90 days after the claim is received by the claims administrator (without regard to whether the claim submission includes sufficient information to make a determination), unless the claims administrator or the Administrative Committee determines that special circumstances require an extension of time for processing the claim. If the claims administrator or the Administrative Committee determines that an extension of time for processing is required, the claims administrator or the Administrative Committee will notify the claimant in writing before the end of the initial 90-day period of the circumstances requiring an extension of time and the date by which a decision is expected. The extended deadline for the claims administrator or the Administrative Committee to make the decision cannot exceed 90 days after the end of the initial 90-day period.

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Executive Severance Plan

(c)

If any claim is denied in whole or in part, the claims administrator or the Administrative Committee will provide to the claimant a written decision, issued by the end of the period prescribed by Section D(2)(b), that includes the following information:

(1)	The specific reason or reasons for denial of the claim;

(2)	References to the specific Plan provisions upon which such denial is based;

(3)	A description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary;

(4)	An explanation of the Plan’s appeal procedures and the applicable time limits; and

(5)	A statement of the claimant’s right to bring a civil action under section 502(a) of ERISA, if the claim is denied upon review.

D(3)	Appeals.

(a)

If a claim for benefits is denied in whole or in part, the claimant may appeal the denial to the Administrative Committee. The appeal must be in writing (which may be electronic, if permitted by the Administrative Committee), may include any written comments, documents, records, or other information relating to the claim for benefits, and must be delivered to the Administrative Committee within 60 days after the claimant receives the written notice required under Section D(2)(c) that claim has been denied.

(b)

The Administrative Committee will decide each appeal within a reasonable period of time, but not later than 60 days after such claim is received by the Administrative Committee, unless the Administrative Committee determines that special circumstances require an extension of time for processing the appeal.

(1)

If the Administrative Committee determines that an extension of time for processing is required, the Administrative Committee will notify the claimant in writing before the end of the initial 60-day period of the circumstances requiring an extension of time and the date by which the claims administrator expects to render a decision. The extended deadline for the Administrative Committee to decide the appeal cannot exceed 60 days after the end of the initial 60-day period.

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Executive Severance Plan

(2)

If an extension of time under paragraph (1), above, is due to a claimant’s failure to submit information necessary to decide the appeal, the period for deciding the appeal will be tolled from the date on which the notification of extension is sent to the claimant until the date on which the claimant responds to the request for additional information. The claimant will be allowed at least 45 days to provide the requested additional information. If the claimant does not provide the requested additional information by the specified deadline, the Administrative Committee will decide the appeal based on the available information.

(c)

In connection with any appeal, a claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. A document, record, or other information will be considered relevant to a claim for benefits if such document, record, or other information:

(1)	Was relied upon in making the benefit determination;

(2)

Was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or

(3)

Demonstrates compliance with processes and safeguards designed to ensure and to verify that the benefit determination was made in accordance with the terms of the Plan and that such terms of the Plan have been applied consistently with respect to similarly situated claimants.

(d)

The Administrative Committee review on appeal will take into account all comments, documents, records and other information submitted by the claimant, without regard to whether the information was considered in the initial benefit determination.

(e)

If any appeal is denied in whole or in part, the Administrative Committee will provide to the claimant a written decision, issued by the end of the period prescribed by Section D(3)(b), that includes the following information:

(1)	The specific reason or reasons for the decision;

(2)	References to the specific Plan provisions upon which the decision is based;

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Executive Severance Plan

(3)

An explanation of the claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits (as determined under Section D(3)(c); and

(4)	A statement of the claimant’s right to bring a civil action under section 502(a) of ERISA and the applicable time limit under Section 9.1(b).

D(4)	Other Rules and Rights Regarding Claims and Appeals.

(a)

A claimant may authorize a representative to pursue any claim or appeal on the claimant’s behalf. The Administrative Committee may establish reasonable procedures for verifying that any representative has in fact been authorized to act on the claimant’s behalf.

(b)

Notwithstanding the deadlines prescribed by this Section D(4), the Administrative Committee and any claimant may agree in writing to a longer period for deciding a claim or appeal or for filing an appeal, provided that the Administrative Committee will not extend any deadline for filing an appeal unless imposition of the deadline prescribed by Section D(3)(a) would be unreasonable under the applicable circumstances.

D(5)	Interpretation.

The provisions of this Exhibit D are intended to comply with section 503 of ERISA and the related sections of Title 29 of the Code of Federal Regulations and will be administered and interpreted in a manner consistent with such intent.

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Executive Severance Plan